Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-172554 and 333-172554-01

PRICING SUPPLEMENT No. 2011—MTNDG0124 dated October 27, 2011 (To Product Supplement dated July 13, 2011, Prospectus Supplement dated May 12, 2011 and Prospectus dated May 12, 2011)

Citigroup Funding Inc. Medium-Term Notes, Series D
Step-Up Callable Notes Notes due November 2, 2026

■	Semi-annual interest payments
■	The per annum fixed rate of interest payable on the notes will increase during the term of the notes:
Years 1-5	4.50%
Years 6-10	5.00%
Years 11-13	5.50%
Years 14-15	6.50%
■	Redeemable semi-annually by Citigroup Funding Inc. at par after 3 years
■	Unless general interest rates rise significantly, you should not expect to earn the higher stated interest rates described above because the notes are likely to be redeemed
■	If not redeemed by Citigroup Funding Inc., term of approximately 15 years

The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company. All payments on the notes are subject to the credit risk of Citigroup Inc. The notes will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.  None of Wells Fargo Securities, LLC or any of its affiliates will have any liability to the purchasers of the notes in the event Citigroup Funding Inc. and/or Citigroup Inc. defaults on the notes.  The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Investing in the notes involves a number of risks. See “Risk Factors” on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the related product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	$1,000.00	$1,400,000
Underwriting Discount and Commission(1)	$18.50	$25,900
Proceeds to Citigroup Funding Inc.	$981.50	$1,374,100

(1)
Wells Fargo Securities, LLC will receive an underwriting discount and commission of 1.85% ($18.50) for each note sold in this offering. From this underwriting discount and commission, Wells Fargo Securities, LLC will pay selected dealers, which may include Wells Fargo Advisors, LLC and Wells Fargo Advisors Financial Network, LLC, a fixed selling commission of 1.85% ($18.50) for each note they sell.  In addition to the underwriting discount and commission, the public offering price specified above includes structuring and development costs received by Wells Fargo Securities, LLC.  The underwriting discount and commission and the structuring and development costs total $18.50 per $1,000 principal amount of notes. See “Terms of the Notes—Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” on pages 4 and 9, respectively, of this pricing supplement for further information regarding how we may hedge our obligations under the notes.

Citigroup	Wells Fargo Securities

Step-Up Callable Notes Notes due November 2, 2026
Investment Description

The Notes due November 2, 2026 (the “notes”) are senior unsecured obligations of Citigroup Funding Inc. (“Citigroup Funding”).  Certain defined terms used but not defined herein have the meanings set forth in the accompanying product supplement.  This pricing supplement represents a summary of the terms and conditions of the notes. It is important for you to consider the information contained in this pricing supplement, the accompanying product supplement and the related prospectus supplement and prospectus. The description of the notes below supplements, and to the extent inconsistent with, replaces, the description of the general terms of the notes set forth in the accompanying product supplement.

The notes are senior unsecured notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes.

You may access the product supplement, prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for July 13, 2011 and May 12, 2011 on the SEC Web site):

Product Supplement filed on July 13, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000119312511187654/d424b2.htm

Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

Investor Considerations

We have designed the notes for investors who:

¡	seek a fixed income investment with an interest rate that increases to preset rates during the term of the investment;

¡
seek current income of at least 4.50% per annum (the interest rate applicable for the first through fifth years) and at an interest rate in excess of 4.50% in the sixth through fifteenth years, in each case subject to our right to redeem the notes;

¡	understand that the notes may be redeemed by Citigroup Funding after three years;

¡	expect interest rates to remain low for the first three years;

¡
are willing to accept the risk that, if interest rates increase beyond the rates provided by the notes during the term of the notes, investors will be holding notes that bear interest at below-market rates; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect interest rates to increase beyond the rates provided by the notes during the term of the notes;

¡	are unwilling to accept the credit risk of Citigroup Inc.; and

¡	prefer the certainty of investments without a redemption at the option of the issuer feature.

Step-Up Callable Notes Notes due November 2, 2026

Terms of the Notes

Issuer:	Citigroup Funding Inc.

Guarantee:	Any payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company.

Issue Price:	$1,000 per note

Aggregate Principal Amount:	$1,400,000

Stated Principal Amount:	$1,000 per note

Pricing Date:	October 27, 2011

Issue Date:	November 1, 2011

Maturity Date:
November 2, 2026.  If any payment relating to the notes is required to be made on the maturity date and the maturity date is not a business day, then such payment may be made on the next succeeding business day, which shall be known as the “effective maturity date,” with the same force and effect as if it had been made on the maturity date. No additional interest will accrue as a result of delayed payment.

Principal Due at Maturity:	Full principal amount due at maturity, subject to the credit risk of Citigroup Inc.

Interest Rate:
■ 4.50% per annum, from and including the issue date to but excluding November 2, 2016;

■ 5.00% per annum, from and including November 2, 2016 to but excluding November 2, 2021;

■ 5.50% per annum, from and including November 2, 2021 to but excluding November 2, 2024; and

■ 6.50% per annum, from and including November 2, 2024 to but excluding November 2, 2026.

Interest Payment Dates:
Semi-annually on May 2 and November 2, beginning on May 2, 2012 and ending on the maturity date or, if applicable, the effective maturity date. Interest will be payable to the persons in whose names the notes are registered as of the close of business on the business day immediately preceding each interest payment date (each, a “regular record date”); provided, however, that any interest payable at maturity will be payable to the person to whom the principal due at maturity will be payable. If a scheduled interest payment date is not a business day, interest will be paid on the next business day, and interest on that payment will not accrue during the period from and after the scheduled interest payment date.

Interest Period:
Each six-month period from and including an interest payment date to and including the day immediately preceding the next interest payment date.  The first interest period will be the period from and including the issue date to and including the day immediately preceding the first interest payment date.

Day Count Convention:	30/360 Unadjusted.

Payment at Maturity:
If the notes have not been redeemed, the principal payment at maturity per $1,000 note will equal:

■ $1,000 + any accrued and unpaid interest

In no event will the payment at maturity be less than $1,000, subject to the credit risk of Citigroup Inc.

Optional Redemption:
We may redeem the notes, in whole and not in part, on any interest payment date beginning November 2, 2014, upon not less than five business days’ notice.  Following an exercise of our right to redeem the notes, you will receive for each note you hold an amount in cash equal to $1,000 plus accrued and unpaid interest,

Step-Up Callable Notes Notes due November 2, 2026

Terms of the Notes (Continued)

if any, to but excluding the relevant scheduled interest payment date.

If we redeem the notes on an interest payment date that has been postponed as described opposite “—Interest Payment Date” above, you will receive your payment on such interest payment date as postponed, and no additional interest will accrue on the notes during this period.

So long as the notes are represented by global securities and are held on behalf of DTC, redemption notices and other notices will be given by delivery to DTC. If the notes are no longer represented by global securities and are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Business Day:	Any day that in the City of New York is not a day on which banking institutions are authorized by law or regulation to close.

No Listing:	The notes will not be listed on any securities exchange or automated quotation system.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)

Calculation Agent:	Citigroup Global Markets Inc.

Denominations:	$1,000 and any integral multiple of $1,000

Clearing and Settlement:	DTC

Risk Factors:	Please see “Risk Factors” beginning on page 6.

CUSIP:	1730T0PN3

ISIN:	US1730T0PN36

Use of Proceeds and Hedging:
The net proceeds received from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

We may hedge our obligations under the notes through affiliated or unaffiliated counterparties, including affiliates of Wells Fargo Securities, LLC. Our cost of hedging will include the projected profit that such counterparties, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond the control of any counterparty, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Risk Factors—The Inclusion of the Underwriting Discount and Commission and the Structuring and Development Costs in the Public Offering Price of the Notes and Certain Hedging Costs Are Likely to Adversely Affect the Price at Which You Can Sell Your Notes” in this pricing supplement, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying product supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus related to this offering.

Certain U.S. Federal Income Tax Considerations:
The notes will be treated for U.S. federal income tax purposes as fixed rate debt instruments that are issued without original issue discount.  Accordingly, the coupon on a note will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your normal method of accounting for tax purposes.

Both U.S. and non-U.S. persons considering an investment in the notes should read the discussions under “Certain United States Federal Income Tax Considerations—United States Holders—Payments of Interest” and “Certain United States Federal Income Tax Considerations —Non-United States Holders” in the accompanying prospectus supplement for more information.

Step-Up Callable Notes Notes due November 2, 2026

Terms of the Notes (Continued)

ERISA and IRA Purchase Considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the notes as long as either (A) (1) no Citigroup Global Markets Inc. affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

Please see the section entitled “ERISA Matters” in the accompanying product supplement related to this offering for more information.

Contact:	Clients may contact their local brokerage representative.

Step-Up Callable Notes Notes due November 2, 2026

Risk Factors

The notes offered by this pricing supplement are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes. Accordingly, investors should consult their own financial, legal and tax advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the accompanying product supplement and prospectus supplement related to this offering.

The Notes May Be Redeemed at Our Option, Which Limits Your Ability to Accrue Interest Over the Full Term of the Notes.

We may redeem all of the notes on any interest payment date beginning three years after the date of issuance of the notes upon not less than five business days’ notice. In the event that we redeem the notes, you will receive the stated principal amount of your investment in the notes and any accrued and unpaid interest to but excluding such scheduled interest payment date on which we redeem the notes. In this case, you will not have the opportunity to continue to accrue and be paid interest to the expected maturity date of the notes.

The Per Annum Interest Rate Applicable at a Particular Time Will Affect Our Decision to Redeem the Notes.

It is more likely that we will redeem the notes prior to their maturity date during periods when the remaining interest is to accrue on the notes at a rate that is greater than that which we would pay on a conventional fixed-rate, non-callable debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity. If we redeem the notes prior to their maturity, you may not be able to invest in other securities with a similar level of risk that yield as much interest as the notes.

The Step-up Feature Presents Different Investment Considerations Than Fixed-Rate Notes.

Unless general interest rates rise significantly, you should not expect to earn the highest stated interest rate, which is applicable only during the last two years of the term of the notes, because the notes are likely to be redeemed prior to maturity if interest rates remain the same or fall during the term of the notes.  In connection with your investment in the notes, you should consider, among other things, the overall annual percentage rate of interest to maturity or the various potential dates on which we may redeem the notes as compared to other equivalent investment alternatives rather than the highest stated interest rate or any potential interest payments you may receive after the first three years following issuance of the notes.  If interest rates increase beyond the rates provided by the notes during the term of the notes, we will likely not redeem the notes, and investors will be holding notes that bear interest at below-market rates.

Secondary Market Sales of the Notes May Result in a Loss of Principal.

You will be entitled to receive at least the full principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The market value of the notes may fluctuate, and if you sell your notes in the secondary market prior to maturity, you may receive less than your initial investment.

An Investment in the Notes May Be More Risky Than an Investment in Notes With a Shorter Term.

The notes have a term of approximately fifteen years, subject to our right to redeem the notes starting on November 2, 2014.  By purchasing notes with a longer term, you will bear greater exposure to fluctuations in interest rates than if you purchased a note with a shorter term.  In particular, you may be negatively affected if interest rates begin to rise, because the likelihood that we will redeem your notes will decrease and the interest rate applicable to your notes during a particular interest period may be less than the amount of interest you could earn on other investments available at such time. In addition, if you tried to sell your notes at such time, the value of your notes in any secondary market transaction would also be adversely affected.

Potential for a Lower Comparable Yield.

Unless redeemed by us, from and including November 2, 2011 to but excluding November 2, 2016, the notes will bear interest during each semi-annual interest period at the per annum rate equal to 4.50%.  Unless redeemed by us, from and including November 2, 2016 to but excluding November 2, 2021, the notes will bear interest during each semi-annual interest period at the per annum rate equal to 5.00%.  Unless redeemed by us, from and including November 2, 2021 to but excluding November 2, 2024, the notes will bear interest during each semi-annual interest period at the per annum rate

Step-Up Callable Notes Notes due November 2, 2026

Risk Factors (Continued)

equal to 5.50%.  Unless redeemed by us, from and including November 2, 2024 to but excluding November 2, 2026, the notes will bear interest during each semi-annual interest period at the per annum rate equal to 6.50%.  These interest rates may be lower than the prevailing market interest rates at such time.  As a result, the effective yield on your notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

The Notes Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings or Credit Spreads May Adversely Affect the Market Value of the Notes.

You are subject to the credit risk of Citigroup Inc. The notes are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the notes.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than You Originally Invest.

Numerous factors will influence the value of the notes in the secondary market and the price at which Wells Fargo Securities, LLC or any other potential buyer may be willing to purchase or sell the notes in the secondary market, including:  the supply and demand for the notes, interest rates in the market, the time remaining to maturity of the notes, hedging activities by our affiliates or affiliates of Wells Fargo Securities, LLC, fees and projected hedging fees, and any actual or anticipated changes in the credit ratings, financial condition and results of Citigroup Funding and Citigroup Inc. As a result, the market value of the notes will vary and may be less than the issue price at any time prior to maturity, and sale of the notes prior to maturity may result in a loss.

The Inclusion of the Underwriting Discount and Commission and the Structuring and Development Costs in the Public Offering Price of the Notes and Certain Hedging Costs Are Likely to Adversely Affect the Price at Which You Can Sell Your Notes.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution of the notes and structuring and development costs received by Wells Fargo Securities, LLC. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our affiliates and affiliates of Wells Fargo Securities, LLC expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. The price at which Wells Fargo Securities, LLC or any other potential buyer may be willing to buy your notes will also be affected by the market and other conditions discussed in the preceding risk factor. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC, as a result of dealer discounts, mark-ups or other transaction costs.

You May Not Be Able to Sell Your Notes if an Active Trading Market for the Notes Does Not Develop.

The notes will not be listed on any exchange. There is currently no secondary market for the notes. Although Wells Fargo Securities, LLC may purchase the notes from you, it is not obligated to do so and is not required to and does not intend to make a market for the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity, and this may reduce the price you receive. Because we do not expect that any market makers will participate significantly in the secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which Wells Fargo Securities, LLC is willing to buy your notes. If, at any time, Wells Fargo Securities, LLC were not to purchase the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold the notes to maturity.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Notes.

Citigroup Global Markets Inc., which is acting as the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will calculate the interest payable to you on each interest payment date. Any determinations made by Citigroup Global Markets Inc. in its capacity as calculation agent may adversely affect the interest payments to you.

Citigroup Funding’s Hedging and Trading Activity Could Result in a Conflict of Interest.

Step-Up Callable Notes Notes due November 2, 2026

Risk Factors (Continued)

We may hedge our obligations under the notes through affiliated or unaffiliated counterparties, including affiliates of Wells Fargo Securities, LLC. Our cost of hedging will include the projected profit that such counterparties, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. This hedging activity will likely involve trading in instruments, such as options, swaps or futures. This hedging activity may present a conflict between your interest in the notes and the interests affiliated or unaffiliated counterparties, including affiliates of Wells Fargo Securities, LLC, have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which the hedging counterparty or its affiliates, including Wells Fargo Securities, LLC, may be willing  to purchase your notes in the secondary market.  Because hedging our obligations entails risks and may be influenced by market forces beyond the control of any counterparty, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, such hedging may result in a profit that is more or less than expected, or could result in a loss.  It is possible that our affiliates and affiliates of Wells Fargo Securities, LLC may profit from the hedging activity even if the market value of the notes declines.

For further discussion of these and other risks you should read the section entitled “Risk Factors Relating to the Notes” in the accompanying product supplement and “Risk Factors” in the related prospectus supplement. The issuer also urges you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Step-Up Callable Notes Notes due November 2, 2026

Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated August 26, 2011, Wells Fargo Securities, LLC, acting as principal, will purchase the notes from Citigroup Funding. Wells Fargo Securities, LLC proposes to offer the notes directly to investors at the offering price set forth on the cover page of this pricing supplement and to other securities dealers. Such securities dealers may include Wells Fargo Advisors, LLC and Wells Fargo Advisors Financial Network, LLC and will receive a fixed selling commission of 1.85% ($18.50) for each note they sell.

The underwriting discount and commission and the structuring and development costs total $18.50 per $1,000 principal amount of notes.

The public offering price of the notes includes the underwriting discount and commission and the structuring and development costs described above and the estimated cost of hedging our obligations under the notes. We may hedge our obligations under the notes through affiliated or unaffiliated counterparties, including affiliates of Wells Fargo Securities, LLC. Our cost of hedging will include the projected profit that such counterparties, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond the control of any counterparty, which may include our affiliates and affiliates of Wells Fargo Securities, LLC, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Risk Factors—The Inclusion of the Underwriting Discount and Commission and the Structuring and Development Costs in the Public Offering Price of the Notes and Certain Hedging Costs Are Likely to Adversely Affect the Price at Which You Can Sell Your Notes” and “Terms of the Notes—Use of Proceeds and Hedging” in this pricing supplement.

This offering document and the accompanying product supplement, prospectus supplement and prospectus may be used by Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC in connection with offers and sales related to market-making or other transactions in the notes. Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

No action has been or will be taken by Citigroup Funding, Citigroup Inc., Wells Fargo Securities, LLC or any broker-dealer affiliates of any of them that would permit a public offering of the notes or possession or distribution of this offering document, the accompanying product supplement, prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this offering document and the accompanying product supplement, prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances that will result in compliance with any applicable laws and regulations and will not impose any obligations on Citigroup Funding, Citigroup Inc., Wells Fargo Securities, LLC or any broker-dealer affiliates of any of them.

For the following jurisdictions, please note specifically:

Argentina

Citigroup Funding’s Series D Medium-Term Notes program and the related offer of the notes and the sale of the notes under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the notes been requested on any stock market in Argentina.

Brazil

The notes may not be offered or sold to the public in Brazil. Accordingly, this offering document and the accompanying product supplement, prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this offering document or the accompanying product supplement, prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

Step-Up Callable Notes Notes due November 2, 2026

Supplemental Plan of Distribution (Continued)

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The notes offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Taiwan

These notes may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

Step-Up Callable Notes Notes due November 2, 2026

Validity of the Notes

In the opinion of Douglas C. Turnbull, Associate General Counsel - Capital Markets and Corporate Reporting of Citigroup Inc. (the “guarantor”) and counsel to Citigroup Funding, when the notes offered by this pricing supplement have been executed and issued by Citigroup Funding and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes and related guarantee will be legal, valid and binding obligations of Citigroup Funding and the guarantor, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this pricing supplement and is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution).  In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of documents as stated in the opinion dated May 11, 2011, which has been filed as exhibit number 5(a) to Citigroup Funding’s Registration Statement on Form S-3 (No. 333-172554).

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying product supplement, prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Notes, Series D

Step-Up Callable Notes

Notes due November 2, 2026

($1,000 Principal Amount per Note)
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement

October 27, 2011
(Including Product Supplement dated July 13,
2011, Prospectus Supplement dated
May 12, 2011 and Prospectus dated
 May 12, 2011)

____________________ TABLE OF CONTENTS
Page
Pricing Supplement
Investment Description	2
Investor Considerations	2
Terms of the Notes	3
Risk Factors	6
Supplemental Plan of Distribution	9
Validity of the Notes	11

Product Supplement
Summary Information—Q&A	PRS-2
Risk Factors Relating to the Notes	PRS-6
Description of the Notes	PRS-14
Provisions Relating to the Underlying Benchmark	PRS-17
Certain United States Federal Income Tax Considerations	PRS-23
Plan of Distribution; Conflicts of Interest	PRS-30
ERISA Matters	PRS-30

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28